Exhibit 2.2

Dated 1 October 2020

Amendment Agreement

relating to the Share Sale and Purchase Agreement dated 4 August 2020 for the sale and purchase of the entire issued share capital of Rollic Games Oyun Yazılım ve Pazarlama Anonim Şirketi between

Those persons listed in Schedule 1

as Sellers

Zynga Inc.

as Purchaser

White & Case llp

5 Old Broad Street

London EC2N 1DW

EMEA 128267307

Table of Contents		Page
1.	Interpretation	1
2.	Amendment of the Contract	1
Schedule 1	The Sellers	3

EMEA 128267307	(i)

This Amendment Agreement is made on 1 October 2020

Between:

(1)	The persons whose details are set out in Schedule 1 (The Sellers) (together, the “Sellers”); and
(2)	Zynga Inc., a company incorporated in Delaware with registered number 4446916 and whose registered office is at 669 8th Street, San Francisco, California 94103 (the “Purchaser”),

together, the “Parties” and each a “Party”.

Whereas:

(A)

The Sellers and the Purchaser entered into an agreement dated 4 August 2020, pursuant to which the Sellers undertake to sell, and the Purchaser undertakes to buy, the entire issued share capital of Rollic Games Oyun Yazılım ve Pazarlama Anonim Şirketi (the “Agreement”).

(B)	The Parties now wish to amend certain provisions of the Agreement pursuant to the terms and conditions set out herein.
(C)	Clause 25 (Variations) of the Agreement provides that any provision of the Agreement may be amended if such amendment is in writing and the amendment is signed by or on behalf of the Parties.

It is agreed:

1.	Interpretation

The defined terms herein shall have the same meaning as the defined terms in the Agreement unless noted otherwise.

2.	Amendment of the Contract
2.1	With effect from the date hereof, the Parties agree that the Agreement shall be amended by:
(a)	the addition of the following new sub-clause at the end of Clause 5 (Step-In Consideration):

“5.10 Without prejudice to Schedule 6, if during any of the Step-In Periods, the Company (or on behalf of the Company through the Purchaser or its affiliates) either enters into any arm’s length bona fide acquisition of any asset in respect of which any associated Intellectual Property Right is also acquired, business and/or security owned by a third party or agrees to make any payment, or otherwise provide value, to any third party to extinguish or discharge an existing fiscal or contractual obligation owed to such third party and relating to the operation of the business, an amount equal to the aggregate of any consideration, payment, value cost, fee, expense or similar (including any VAT which is not recoverable, transfer taxes, or the cost of any withholding borne by, or on behalf, of the Company) incurred by the Company (or on behalf of the Company) in connection with such acquisition or other arrangement (the “Expenses”) shall reduce the Company EBITDA for the current and each remaining Step-In Period (the “Relevant Step-In Periods”) by deducting from the Company EBITDA of each Relevant Step-In Period an amount equal to the Expenses divided by the number of the Relevant Step-In Periods provided that:

(i)	the Board approves such acquisition; and

EMEA 128267307

(ii)	the reduction from the Company EBITDA in the Relevant Step-In Period in respect of such acquisition is explicitly consented in writing by the Managing Director before the completion of such acquisition.

In determining the Company EBITDA of each Relevant Step-In Period, no amount shall be double counted. For the avoidance of doubt, in the event that the Company fails to obtain the prior written consent of the Managing Director and the prior approval of the Board in accordance with this Clause, the Expenses amount shall not reduce the Company EBITDA.”

(b)	the addition of the following new sub-paragraph at the end of Schedule 9 Part 1 (Step-In Consideration):

“3 Without prejudice to Schedule 6, if during any of the Step-In Periods, the Company (or on behalf of the Company through the Purchaser or its affiliates) either enters into any arm’s length bona fide acquisition of any asset in respect of which any associated Intellectual Property Right is also acquired, business and/or security owned by a third party or agrees to make any payment, or otherwise provide value, to any third party to extinguish or discharge an existing fiscal or contractual obligation owed to such third party and relating to the operation of the business, an amount equal to the aggregate of any consideration, payment, value cost, fee, expense or similar (including any VAT which is not recoverable, transfer taxes, or the cost of any withholding borne by, or on behalf, of the Company) incurred by the Company (or on behalf of the Company) in connection with such acquisition or other arrangement (the “Expenses”) shall reduce the Company EBITDA for the current and each remaining Step-In Period (the “Relevant Step-In Periods”) by deducting from the Company EBITDA of each Relevant Step-In Period an amount equal to the Expenses divided by the number of the Relevant Step-In Periods provided that:

(i)the Board approves such acquisition; and

(ii)the reduction from the Company EBITDA in the Relevant Step-In Period in respect of such acquisition is explicitly consented in writing by the Managing Director before the completion of such acquisition.

In determining the Company EBITDA of each Relevant Step-In Period, no amount shall be double counted. For the avoidance of doubt, in the event that the Company fails to obtain the prior written consent of the Managing Director and the prior approval of the Board in accordance with this Clause, the Expenses amount shall not reduce the Company EBITDA.”

The amendment of the Agreement pursuant to this Amendment Agreement shall constitute a variation of the Agreement in accordance with Clause 25 (Variations) of the Agreement.

2.2	Save as amended in accordance with Clause 2.1 above, the remaining provisions of the Agreement shall remain unchanged, fully effective and in force.
2.3	With effect from the date hereof, any reference to the “Agreement” shall be read and construed as references to the Agreement as amended by this Amendment Agreement.
2.4	The following clauses from the Agreement shall apply mutatis mutandis to this Amendment Agreement: Clause 22 (Further Assurance), Clause 23 (Entire Agreement), Clause 24

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(Severance and Validity), Clause 25 (Variations), Clause 28 (Third Party Rights), Clause 34 (Counterparts), Clause 35 (Governing Law and Jurisdiction) and Clause 36 (Agent for Service of Process).

This Amendment Agreement has been entered into by the Parties on the date first above written.

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Schedule 1The Sellers

Mehmet Can Yavuz
Deniz Başaran
Burak Vardal
Volkan Biçer
Mehmet Ayan
Yunus Emre Gönül

Schedule 1

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Purchaser

Signed for and on behalf of Zynga Inc.	/s/ Frank Gibeau Frank Gibeau Chief Executive Officer
/s/ James Gerard Griffin James Gerard Griffin Chief Financial Officer

Sellers

Signed by Mehmet Can Yavuz	/s/ Mehmet Can Yavuz Mehmet Can Yavuz

Signed by Deniz Başaran	/s/ Deniz Başaran Deniz Başaran

Signed by Burak Vardal	/s/ Burak Vardal Burak Vardal

Signed by Volkan Bicer	/s/ Volkan Bicer Volkan Bicer

Signed by Mehmet Ayan	/s/ Mehmet Ayan Mehmet Ayan

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Signed by Yunus Emre Gönül	/s/ Yunus Emre Gönül Yunus Emre Gönül

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